Exhibit 1.05

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Files to Formally Withdraw Its Planned Initial Public Offering

CDC Corporation Streamlines Management to Refocus on Business Operations

HONG KONG, ATLANTA – July 17, 2008 — CDC Corporation (NASDAQ: CHINA), a leading global enterprise software and new media company, today announced that, given the current market environment, CDC Software has filed to formally withdraw its registration statement on Form F-1 previously submitted to the United States Securities and Exchange Commission with respect to the planned initial public offering of CDC Software common shares.

“In consultation with our underwriters and members of the CDC Corporation Board of Directors, we have decided to withdraw the IPO of CDC Software at this time,” said Peter Yip, CEO of CDC Corporation. “The capital markets are clearly strained and we have to focus exclusively on improving core operating metrics, generating cash from operations, and preserving cash. We cannot be distracted from these important goals by the effort and expense required for an initial public offering.”

As a result of this decision, as well as other planned management changes, Eric Musser, formerly the president and CEO of CDC Software, is leaving the company to pursue other business interests. In addition, Michael Latimore, formerly the chief financial officer of CDC Corporation, has also left the company to pursue other opportunities. He will continue to work at CDC until the end of July and has agreed to provide consulting services to the company on a part-time, as-needed basis. The company has also commenced a search for a CFO for CDC Corporation.

“Our exclusive focus today is to improve our operations and business fundamentals, primarily in the areas of cash generation and profit margins,” added Yip. “As a result of our decision to withdraw the planned IPO, as well as the execution of a new business model, we have realigned our executive management. This realignment made good business sense since it will enable us to promote further efficiencies within all of the CDC divisions, and ultimately, help us maximize shareholder value. At this time, it simply does not make sense to have a CEO at our CDC Software division. That is why I am very pleased with the current, revised organizational structure.

“The team we now have in place has been responsible for shortening quarterly reporting schedules, accelerating the integration of past acquisitions, including standardizing the entities on a common IT system, reorganizing our Global Business Services Group and identifying and implementing the recent cost-cutting moves,“ said Yip.

“We believe that a key part of our future success will be to continue to align ourselves as a strategic technology partner for our clients by protecting their IT investments now and into the future,” Yip added. “We are committed to delivering best-of-breed technology and functionality. I have been personally meeting with several of our existing customers and prospects as well as major partners in key markets around the world over the past year. I plan to continue this effort since I have received very positive feedback from them on our strategy. We plan to enhance our role as a vital partner to customers by helping them better manage their operations at optimal efficiency in this challenging environment brought about by a difficult credit market, and rising fuel, transportation and commodity costs. We plan to accomplish this by using a three-pronged approach.  First, we expect to continue to enhance our customers’ existing strategic applications in Customer Relationship Management (CRM), Global Manufacturing Operations Management (GMOM), Enterprise Resource Planning (ERP), and Supply Chain Management (SCM).  Secondly, we intend to leverage our assets to bring new products to market quickly. Finally, we plan to capitalize on leading partnerships to increase our customers’ return on IT assets.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations regarding our business and strategic focus, as well as the continuation, success and effects thereof, the continuation of service or employment of any of our current or former officers or employees, our efforts to remain efficient and maximize shareholder value, our beliefs regarding the key parts for our future success and our ability to successfully undertake this strategy, our beliefs regarding the ability of our solutions to help our customers achieve their goals, our ability to market enhanced solutions and functionality to customers, our beliefs regarding our past and present cost savings initiatives, our belief in our need to focus on improving core operating metrics, generating cash from operations, and cash preservation, our ability to help protect customers IT investments now and into the future, our ability to enable our customers to manage their operations at optimal efficiency during this challenging environment, our plans to execute our strategy by taking a three pronged approach and the effectiveness thereof, our ability to continue to perpetually enhance our customers’ existing strategic applications in Customer Relationship Management (CRM), Global Manufacturing Operations Management (GMOM), Enterprise Resource Planning (ERP), and Supply Chain Management (SCM), our ability to leverage our assets to bring new products to market quickly and our plan to capitalize on leading partnerships and future acquisitions to increase our customers’ return on IT assets, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (m) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions; (n) the continued cooperation of our strategic and business partners; (o) risks relating to economic conditions and other matters beyond our control; (p) the risk that the preliminary financial results provided herein could differ from our actual results of operations and financial condition; and (q) the continued strength of revenues from our installed base customers.. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.